Exhibit 99.1




                  SPEAKING ROSES BRINGS FIRST EMBOSSED ROSES TO
                         GROWING FLORAL MARKET IN CHINA

   Chinese Consumers and Corporations Can Now Print Messages, Images and Logos
                Directly Onto the Petals of Live and Silk Roses

SALT LAKE CITY, Utah--Sept. 30, 2004--Speaking Roses International, Inc. (OTC:SRII), a company with proprietary technology for printing images and messages on the petals of live and silk roses, announced today further expansion in the Asian markets. In December 2003, Speaking Roses signed an exclusive agreement with China Creative Flower Ltd., a Hong Kong-based company, to make its signature embossed roses available to the rapidly growing floral markets of Hong Kong and China. The preliminary legal, operational and site selections have been completed. The licensee will launch its first production facility at its Beijing headquarters, with a grand opening scheduled for October 2004. Consumers in China and Hong Kong will be able to purchase Speaking Roses at www.speakingroses.com or www.creativeflower.com.hk or at retail locations for China Creative Flower Ltd.

As an official licensee of Speaking Roses, China Creative Flower Ltd. joins the list of existing licensees outside of the United States, which includes operators in Singapore, Malaysia, Thailand, Canada and Australia. Operators in other parts of Southeast Asia have been contracted for future development.

"For the first time, consumers and companies in China can purchase roses embossed with special messages and images, which make unique personalized gifts and elegant corporate promotional tools," said Blaine Harris, president and chief executive officer of Speaking Roses International, Inc. "We have looked forward to this launch as we expand our Asian partnerships, and particularly after seeing how well the roses were received by consumers in Hong Kong. The rapid growth of the affluent markets in China and Hong Kong, combined with relatively low production and distribution costs, make this an excellent opportunity for Speaking Roses and our partners."

"For the past six months, we have built a significant brand in Hong Kong," said Danny Yim, chief executive officer of China Creative Flower Ltd. "Our new venture in the Chinese market will leverage our regional operational experience, catapulting the company to a much larger playing field. We anticipate an enthusiastic reception in Beijing and plan to expand to other cities in China in 2005."

About Speaking Roses International, Inc.

Speaking Roses International Inc. (SRII) is a specialty floral design company that allows people and organizations to communicate precisely and passionately with flowers. Based in Salt Lake City, Utah, Speaking Roses uses its proprietary technology to emboss messages, images and logos on fresh cut and silk flowers.

www.speakingroses.com.

Contact:
Joey Marquart
Coltrin & Associates for Speaking Roses
212-221-1616
joey_marquart@coltrin.com